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                                                                     EXHIBIT 2.1


                       AGREEMENT FOR STRATEGIC ALLIANCE
                       --------------------------------

made as of this 1st day of October 1998, by and between



MIDAS, International Corporation, having its corporate seat in 225, North Michigan Avenue, Chicago, Illinois, USA

                                                               ("MIDAS")

and


MAGNETI MARELLI S.p.A., having its corporate seat in Via Griziotti 4, Milano
                                                             ("MARELLI")

hereinafter collectively referred to as the "Parties" or singularly as a "Party".

WHEREAS:

a) MIDAS owns certain famous trademarks, valuable goodwill and know-how (the "Midas System") in the field of limited menu fast service auto repair (the "Business") which it uses for the developement of Midas Shops around the world;

b) developement of the Business is very foreseeable in the future and will lead to an increase in demand by the customers especially in Europe and South America, and such developement will require substantial investments by the developers;
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c)   MARELLI, which is not actually present in the Business, desires to enter into the Business with the Midas System, and is envisaging to invest a substantial amount of financial and operational resources for the next twenty years in the Midas System by improving the present Midas franchisee network in the Territories and by establishing new franchisee networks for the Midas System in other countries;

d) MIDAS and MARELLI believe that a long-term cooperation which will encompass the Parties' common developements and improvements in the performance of the Midas System is necessary in order to offer to European and South American consumers the most advanced products/services and to achieve a satisfactory return on the substantial investment which will be made by MARELLI;

e) the Parties therefore wish to establish a long-term strategic alliance and cooperation for the developement of the Midas System throughout the world;

f) MIDAS, either directly or through subsidiaries, owns certain assets in Europe and Brasil and companies in Europe or companies involved in the European business of MIDAS by which it is developing the Midas System through company-owned and franchised Midas Shops;

g) in the framework and as a first step of the alliance and cooperation mentioned above, MARELLI desires to acquire and MIDAS desires to sell the Midas Companies to MARELLI, and in addition MIDAS desires to transfer to MARELLI a long-term license for the Midas System in Europe and South America and to further provide support and assistance as detailed hereinafter.

NOW THEREFORE, and in consideration thereof, it is hereby agreed as follows:

I.   DEFINITIONS
     -----------

     - "Accounting Principles" means the generally accepted accounting principles in the United States of America, consistently applied.
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     -  "Accounts" means the last available financial statements of the Midas
        Companies.

     -  "Agreement" means this agreement and all its annexes.

     -  "Assets" means the assets of the Midas Companies as of the Closing Date.

     - "Closing Date" means the date of transfer of the Midas Companies in accordance with clause III.2.2 hereinafter.

     - "Environmental Rules" has the meaning set forth in clause III.12.10.1 hereinafter.

     - "Intellectual Property" has the meaning set forth in clause III.12.6.1 hereinafter.

     - "Liabilities" means any payment, damages, loss, liabilities, obligations, deficiencies and expenses (including attorney's fees), or the like, incurred by MARELLI or the Midas Companies resulting in whole or in part from or in connection with the fact that one or more of the representations and warranties of MIDAS set forth herein, and in any statement or instrument delivered to MARELLI pursuant to or in relation to this Agreement is incorrect, untrue or incomplete in any respect, or which arise out of acts or omissions by MIDAS or the Midas Companies occurring prior to the Closing Date, and are not duly accounted or reserved for in the Accounts.

     - "License Agreement" means the agreement form of which is hereattached as Annex C.

     -  "Midas Companies" means the companies listed in Annex A.

     - "Net Invested Capital" means the presentation (although not necessarily the specific numbers shown) in Annex B.
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                                                                               4

     - "TERRITORIES" means Austria, Brasil, Belgium, France, Italy, Monaco, Poland, Portugal, Spain, and Switzerland.

II.  THE STRATEGIC ALLIANCE AND COOPERATION
     --------------------------------------

     1. For a period of 15 years starting from the date hereof the Parties hereby establish a strategic alliance and cooperation for the worldwide developement of the Midas System, on the basis of the following rules and obligations.

     2.   Cooperation in Developement of the Midas System
          -----------------------------------------------

          As long as the License Agreement remains in full force and effect MIDAS and MARELLI agree to cooperate in the continued improvement of the Midas System.

     2.1 As long as the License Agreement remains in full force and effect, MIDAS will provide support to MARELLI with advice in the following areas:

          (i) commercial, management and technical training of MARELLI's trainers;

          (ii)    marketing and pricing;

          (iii)   franchisee recruitment;

          (iv)    real estate selection;

          (v)     shop development (including image, facility, equipment, etc.);

          (vi)    operations management;

          (vii)   purchasing;

          (viii)  documentation;

          (ix)    software unique to the Midas System;

          (x)     human resource selection;

          (xi)    finance and accounting;

          (xii)   material handling, warehouse management and logistics.


          Such advice shall be at no cost to MARELLI.
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     2.2  MIDAS' standard training programs will be available to MARELLI in
          Chicago, USA, and on a limited basis in Europe, as may be agreed upon by the Parties. As a general rule, training will be conducted in the language of the country in which the training is conducted.

          Advanced scheduling will be required to coordinate dedicated training classes.

          There will be no additional fees for this training; however, transportation, food, lodging and other expenses will be the sole expense of the party attending training.

          The European training may be in English at MIDAS' option, based upon availability of multi-lingual trainers.

     2.3 Before the Closing Date, MIDAS will support MARELLI in identifying the key managers within the present European MIDAS organization and arrange with them, to any extent possible or legally feasible, appropriate agreements in agreement with MARELLI for the retention of such key managers and at no extra-cost to MIDAS.

     2.4 As long as the License Agreement remains in full force and effect, MARELLI will communicate to MIDAS any material experience gained in exploiting the Midas System and MARELLI, if appropriate, is prepared to grant it a license with respect thereof upon terms and conditions to be agreed upon by the Parties from time to time.

     2.5 It is hereby agreed that, in the framework of the strategic alliance contemplated herein, quarterly meetings will be held between MIDAS and MARELLI representatives for an exchange of views on the development and performance of the Business.

          In no event the information exchanged in those connections will include any information which are particularly sensitive to the respective businesses, such as pricing, margins and other topics which could create antitrust concerns, or infringe any other law to which the Parties are bound.
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     2.6  The Parties will exchange monthly a report on the performance of the respective businesses. The items of such a report will be agreed upon by the Parties as soon as practical after the signature of this Agreement, but they will not encompass any information which could violate any law to which the Parties are bound.

     2.7 A joint committee (the "Joint Committee") will be established. Two of the top managers from each Party will be appointed as members of the Joint Committee and shall convene at least twice a year, in order to discuss and monitor the developments of the strategic alliance between MIDAS and MARELLI.

     3.   Transfer of intellectual property of the Midas System

     3.1 For the Territories MIDAS will license to MARELLI its trademark, and the technology and know-how and any development and improvement thereto relevant to the Midas System according to the License Agreement to be signed at Closing.

          MIDAS shall not be entitled to any other fee at any title whatsoever, other than the Purchase Price set forth in section III.2.1 of this Agreement, as may be adjusted, and the fees and royalties set forth in the License Agreement.

     3.2 If at any time during the term of the License Agreement, MIDAS stops its activities with respect to the Midas System, then no royalties will be due to MIDAS.

     4.   Developement in the Territories

          No restrictions, except those contained in the existing franchising contracts, will apply to the development of the Midas System as defined in the License Agreement in the Territories pursuant to the License Agreement provided that MARELLI (or any MARELLI affiliate or FIAT affiliate), for the period of the non-competition clause set forth in clause II.8.1 hereinafter, can only
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          use the Midas System to conduct the Business in the Territories, except as provided for in clause II.8.2 hereinafter.


     5.   Rights of first refusal and option rights

     5.1 MIDAS agrees that for two years after the signature of this Agreement it shall refrain from developing the Midas System in any New Countries. At any time, after the second anniversary of the signature of this Agreement, if MIDAS wishes to develop the Midas System in a New Country, it shall request MARELLI to enter into such New Country with the Midas System and MARELLI shall have 180 days time to agree or reject such request. In case of rejection, MIDAS shall be entitled to introduce the Midas System in such New Country directly or through third parties.

     5.2 In the event that MIDAS will decide to introduce the Midas System through other parties in countries not included in the Territories and listed in Annex D hereattached (the "New Countries"), then MARELLI will have rights of first refusal to be exercised within 120 days from the notification by MIDAS of such occurrence.

     5.3 In both events, the Purchase Price for MARELLI for the development rights for each New Country will be US $ 10.000 times the number of potential shops calculated on the basis of the AAMA Data Vehicle latest available on the car population in the concerned country. The 80% of such number will be divided by 50.000 and the result will be the number of potential shops in such country.

     5.4 A License Agreement in the form attached as Annex C will be issued for each New Country which MARELLI develops with the Midas System.

     5.5 MIDAS shall have rights of first option and first refusal as well to acquire from MARELLI the assets and rights relevant to the Midas
          System in any country if MARELLI ever wishes to no longer operate the Midas System in
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          a particular country, other than through a majority owned affiliate of
          FIAT S.p.A.

          If MIDAS, however, does not exercise the right of first option hereby granted to it within 60 days after notification by MARELLI, MARELLI can seek to sell those assets and rights provided that the buyer is not a critical competitor for MIDAS in the Business and has US $ 25 million net worth. If MARELLI obtains an offer from a buyer, MIDAS shall then have 60 days from notification to exercise its right of first refusal on the same terms.


       6  Supplies


     6.1 If MIDAS enters into a business in the supply chain (manufacturing, supplying or distribution) in any country in which MARELLI is engaged in the Midas System, with products that are not being supplied by MARELLI to the Midas System, MARELLI will grant MIDAS a preferred supplier status so long as MIDAS products are of equal quality and competitively priced.


     6.2 MIDAS, as well, and upon same terms and conditions hereby grants to MARELLI a preferred supplier status for the Midas System in North America, for products that are not being supplied by MIDAS to the Midas System in North America.


       7  Distribution


          If MARELLI decides to initiate distribution or to extend its distribution network in the automotive after-market parts business in new or existing countries where MIDAS is or will be present, and to that purpose will require or desire a partner or an investor, MARELLI is hereby assuring MIDAS that MIDAS will be considered for such participation.
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     8    Non-competition


     8.1 In order to preserve the investments by MARELLI, MIDAS and franchisees in the Midas System and the Business of the franchisees of the Midas System, MARELLI and MIDAS agree not to compete with each other with the Midas System in the Territories, or in other countries where the Midas System exists, or in the New Countries for which MARELLI exercised the rights provided for in clause II.5, for the period of cooperation stated in clause II.1 and for 5 years thereafter.


     8.2 MIDAS represents that for the Brasilian market Midas Silenciador SA already granted an exclusive Master Franchise to Wheist.

          Notwithstanding anything to the contrary above, should Wheist not waive its exclusivity rights under the Master Franchise nor reach an agreement with MARELLI, satisfactory to MARELLI, then MIDAS will not prevent MARELLI from entering into the Brasilian market with its own or anybody else's system.

          In any event MIDAS will support MARELLI in its negotiations with Wheist.


III. SALE AND PURCHASE OF MIDAS COMPANIES

     1. Upon Closing Date MARELLI will acquire the MIDAS assets, interests and Midas Companies in the Territories according to the following provisions.

     2.   The transaction

     2.1 The Purchase Price for the acquisition of MIDAS assets, interests and Midas Companies in the Territories, will be US $ 84 million, pursuant to Annex A on the assumption that the Net Invested Capital is and will be no less than US $ 49 million.

     2.2 Upon execution of this Agreement, and upon fullfilment of the conditions precedent set forth in clause III.9 hereinafter, MARELLI will acquire from
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          MIDAS or Midas Companies all MIDAS assets, interests and Midas
          Companies in the Territories at a Purchase Price, subject to clause III.3, of US $ 84 million.

          MIDAS hereby represents that its Austrian subsidiary is the Master Franchisor and owns 49% equity interest in Midas Poland, and therefore through the acquisition of the Austrian subsidiary, MARELLI will indirectly acquire any and all title, rights and interests of MIDAS in Poland at no extra cost.

          The Parties anticipate that MIDAS, through its Austrian subsidiary, will acquire the other 51% of the Polish joint venture prior to Closing. In that case, MARELLI will pay MIDAS an additional amount equal to MIDAS' purchase price of the 51% interest.

          Furthermore MIDAS represents that its Spanish subsidiary is the Master Franchisor for Brasil and therefore through the acquisition of the Spanish subsidiary MARELLI will indirectly acquire all MIDAS rights and interests in Brasil at no extra cost.


     2.3 The transfer of MIDAS interests in each country concerned, will occur by means of a stock sale of the relevant MIDAS subsidiaries and not merely as a transfer of assets.


     2.4 On or before any stock transfer contemplated herein MIDAS will settle all intercompany and third parties loans relevant to the Midas Companies involved.


     2.5 All payments contemplated in this Agreement will be effected in US dollars.


     3.   Adjustments of Purchase Price


     3.1  The overall Purchase Price of MIDAS interests referred to in clause
          III.2.1 has been established by the Parties on the assumption that the Net Invested Capital of MIDAS in the business which is the object of the Transaction is US $ 49 million, according to the criteria and calculation of Net Invested Capital enclosed as Annex B hereto.
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     3.2  Immediately after the signature of this Agreement, MARELLI will perform a due diligence investigation including but not limited to the Net Invested Capital of MIDAS in such activities, legal, tax, accounts, real estate, labor matters.

          The due diligence investigation will be performed within 30 days from the date hereof.


     3.3 If a deficiency in Net Invested Capital will result, unless contested by MIDAS in which event clause III.3.5 will apply, and subject to the provisions of section III.3.5, MARELLI will be entitled to an adjustment of the relevant Purchase Price for an equal amount.


     3.4 If a surplus in Net Invested Capital will result, then MIDAS will be entitled to an adjustment for an equal amount.


     3.5 In the event that MIDAS will contest a deficiency in Net Invested Capital shown by the results of the due diligence investigation performed by MARELLI under clauses III.3.2, III.3.3 and III.3.4 above, then within 10 days the Parties shall appoint an independent auditor (the "Independent Auditor"). The Independent Auditor within 15 days from its appointment shall deliver its determinations of Net
          Invested Capital to the Parties, which determinations shall be final and binding on the Parties. If a deficiency of Net Invested Capital arises which is US $ 5 million or less, MARELLI shall be entitled to an adjustment of the Purchase Price as provided in section III.3.3. If a deficiency of Net Invested Capital arises which is over and above
          US $ 5 million, the Parties shall negotiate with respect to any amount which is in excess of the US $ 5 million. Failing an agreement about the payment of such excess amount either Party shall have the right to terminate this Agreement. Fees, costs and expenses of the Independent Auditor shall be equally shared between the Parties.
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     4.   Covenants

          MIDAS, during the period between the date hereof and the Closing Date, except as expressly contemplated by this Agreement or otherwise consented to by MARELLI in writing, agrees to the following.


     4.1 The Midas Companies shall be conducted only in the ordinary course of business and in accordance with past practices, which were in accordance with the law, prudent and customary in all material respects under the circumstances, and no liability unrelated to the ordinary course of business shall be incurred.


     4.2 No action shall be taken by MIDAS, and/or the Midas Companies, that may affect or modify the business or the organization of the Midas Companies, except for those certain shareholder and corporate structure changes which have been disclosed to MARELLI.


          No employees, consultants, commercial agents or representatives of the Midas Companies shall be hired or dismissed; none or the respective rights and obligations thereof shall be modified, except in the ordinary course of business in accordance with past practices or as mandated by law or applicable national collective bargaining agreements.


     4.3 No leases, real estate conveyances, major contracts (including licensing or distribution agreements, mortgages, pledges, joint venture agreements, loans or credit agreements) of any of the Midas Companies shall be made, amended or terminated.


     4.4 No contracts or commitments shall be entered into by or on behalf of any of the Midas Companies that extend beyond the Closing Date, or involve the purchase, sale, or encumbrance of fixed assets, except commitments which are normal in the ordinary course of the business.


     4.5 None of the Midas Companies shall commence any litigation, except for those which are necessary to preserve their business or their rights, provided
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          that MARELLI shall be immediately informed thereof and kept fully informed of any development; in addition, none of the Midas Companies shall settle any threatened or pending litigation without the prior consent of MARELLI.

     4.6 No transaction shall take place between any of the Midas Companies, MIDAS and their respective shareholders, or any subsidiary or affiliated company thereof, except transactions at arm's length or transactions which were not and shall not be detrimental to the Midas Companies.

     5.   Representation and warranties by MIDAS

          MIDAS acknowledges that MARELLI is entering into the Agreement in full reliance upon its representations and warranties. Therefore, MIDAS hereby represents and warrants to MARELLI as follows:

     5.1  Midas Companies

          5.1.1 The Midas Companies are duly organized, validly existing and in good standing under relevant laws. The Midas Companies have all the requisite power and authority to carry out their activities and have always observed the corporate law requirements and the regulations regarding the corporate books, and any other documents necessary for the regular performance of the Midas Companies' activity.

          5.1.2 The Midas Companies are not insolvent nor have been declared bankrupt, and no action or request is pending to declare the Midas Companies bankrupt or to make the Midas Companies subject to any proceeding contemplated by their relevant bankruptcy law.

          5.1.3 The Midas Companies collectively are capable of operating and fully equipped to operate on a self-sufficient basis, and no

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                    services provided for by MIDAS and/or any of its
                    subsidiaries or affiliated companies outside the Midas Companies, are necessary for the orderly operations of the Midas Companies.

     5.2  Corporate Capital

          5.2.1 The corporate capital of the Midas Companies is duly and validly issued, fully paid in.

          5.2.2 The shares held by MIDAS in the Midas Companies are the exclusive property of MIDAS or other MIDAS subsidiaries. There are no capital increases, issuance of shares or other operations relating to the capital of the Midas Companies pending or authorized, except those mentioned in clause III.4.2.

          5.2.3 All the shares of the Midas Companies are free from any and all pledges, restrictions, obligations, sequestration, privileges, claims, options, usufruct, burdens or encumbrances, rights or claims of third parties for the acquisition of the shares or any interest therein, or for the issuance of other shares or quotas of the Midas Companies.

          5.2.4 MIDAS may enter into and perform this Agreement without the necessity of obtaining the consent, authorization, or approval from any third parties or public authorities, except as indicated in this Agreement. The drafting of this Agreement, and the carrying out of the transactions contemplated herein, shall not violate the deed of incorporation or the by-laws of the Midas Companies, or constitute a breach of any agreement or contract which MIDAS, and/or the Midas Companies are a party to.

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     5.3  Accounts

          5.3.1 The Accounts are true, accurate, and complete, and were drafted in compliance with the Accounting Principles and fairly presents the situation of the Midas Companies on such dates.

          5.3.2     The Liabilities in the Accounts are fairly presented.

     5.4  Assets and Liabilities

          5.4.1 The Midas Companies have, or shall have, on the Closing Date, full title, exclusive possession and use of all the material and immaterial assets utilized in their activity, free from any and all mortgages, pledges, encumbrances, privileges, registrations, and rights of third parties.

          5.4.2 The Midas Companies have, or shall have on the Closing Date all the authorizations, licenses, concessions, permits, certifications and registrations necessary and advisable for the carrying out of their respective activities, and for the regular use of their assets.

          5.4.3 None of the Midas Companies has agreed to make any material investment in any project which will not be disclosed to MARELLI.

          5.4.4 To the best of MIDAS knowledge and belief, the Midas Companies (and MIDAS, as far as its activity may have any impact on the Midas Companies, their properties and businesses) have materially complied and are in material compliance with all applicable laws, statutes, rules, regulations, orders, authorizations, licenses, or decrees promulgated by any supranational, national, regional or local governmental authority, or department, bureau, board, agency, or division
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                    thereof, relating to the operations and conduct of their
                    respective properties and businesses.

                    In particular, as of today's date and until the Closing Date, there are no facts that have taken place or may take place which would make any of the Midas Companies responsible for material violations of third party rights, and in general, violations of provisions in the matters of zoning, safety, hygiene, health, environmental protection and pollution.

                    Neither the Midas Companies nor MIDAS (as far as the operations or properties of the Midas Companies may be affected) are currently in receipt of any notice of alleged material violations of any laws, statutes, rules, regulations, orders, authorizations, licenses, or decrees.

          5.4.5 The Assets utilized by the Midas Companies, including real estate, plants, machinery, equipment and any other movable property are in a good state of preservation and efficiency, except for the wear and tear due to normal use; the Assets comply with all the applicable regulations as required by law for the performance and continuation of the Midas Companies' activities with respect to, among others, manufacturing, safety, hygiene, health, environmental protection and pollution.

          5.4.6 The accounts receivable and notes reflected on the assets side of the Accounts of the Midas Companies are valid, existing and collectable in accordance with their terms and past practice (with the exception of the reserves set aside in the Accounts for such purpose), and are not subject to any dispute or right of cancellation.

          5.4.7 The inventory of the Midas Companies is reflected in the Accounts, is preserved in normal condition, free from defects, and has been evaluated in a manner consistent with the Accounting Principles.
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          5.4.8     Except to the extent reflected or reserved for in full in
                    the Accounts or disclosed to MARELLI, the Midas Companies shall have no material Liabilities of any nature, including labor, tax, social security, customs, environmental or other Liabilities, which were incurred by them on or prior to the Closing Date, or arose or arise out of transactions entered into, or facts, acts or omissions occurring on or prior to that date.

                    At present, and on the Closing Date, the Liabilities mentioned above are and shall be duly indicated in the Midas Companies' books and those created between the date hereof and the Closing Date are and shall be the consequence of the ordinary, day-to day business activity carried out by the Midas Companies. There are no laws, statutes, rules, regulations, orders, authorizations, licenses or decrees in existence or, to the best knowledge of MIDAS and the Midas Companies, proposed, which require or would require extraordinary actions or material expenditures by or on behalf of the Midas Companies.

     5.5  Taxes and Social Security

          Except as disclosed to MARELLI, the Midas Companies and, as far as the operations or properties of the Midas Companies may be affected,
          MIDAS:

          (i) have fully and timely complied with all requirements in the matters of tax, social security and customs charges, withholdings, and other contributions;

          (ii) have duly and timely filed accurate and complete tax, social security, customs and any other report, notice, or documentation with the competent tax, social security and customs authority;

          (iii) have regularly and timely made all payments and withholdings with respect to taxes, social security and other contributions, and customs duties;
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          (iv)    have duly indicated in the Accounts all credits, obligations or Liabilities related to taxes, social security or other contributions and customs matters; and

          (v) have not received any past due assessment, injunction, request for payment, or any other communication from tax, social security, or customs authorities over the last 5 years, which are still pending.

     5.6  Intellectual Property Rights

          5.6.1 Except as otherwise disclosed to MARELLI, the Midas Companies hold exclusive and full title to all the patents, trademarks, commercial trade names, formulas, inventions, copyright, know-how or any other right of intellectual or commercial property utilized in their activity (the "Intellectual Property"). The Intellectual Property will be fully disclosed to MARELLI during the due diligence investigation, is valid, effective, and in existence under relevant laws and the Intellectual Property may be utilized without violation of third parties' rights, except to the extent licensed in franchise contracts which are being acquired by MARELLI. To the best knowledge of MIDAS and the Midas Companies, the rights of any of the Midas Companies have not been violated by acts of third parties.

          5.6.2 Except as will be disclosed to MARELLI, there does not exist any agreement, contract, nor obligation which grants, reserves, or guarantees to any third parties, the license or right to use the Intellectual Property in the Territories; in the same manner, the Midas Companies have no obligations with respect to third parties for royalties or any other obligations in relation to the utilization of the Intellectual Property.

          5.6.3 The software programs presently used by the Midas Companies are all those necessary for the operations, management and
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                    administration of the Midas Companies and are the property of the Midas Companies, which hold the source code of such programs, except as otherwise will be disclosed to MARELLI.

     5.7  Labor Relations

          5.7.1 The employees of the Midas Companies (divided by category) are reported in Annex E.

                    The general terms and conditions of their employment will be communicated to MARELLI in connection with the due diligence.

                    There are no facts based on acts or omissions of any of the Midas Companies from which a material claim by any of the respective employees can be derived.

          5.7.2 No key manager or employee has officially expressed his/her intention to resign from his/her position with any of the Midas Companies.

          5.7.3 The consultants of the Midas Companies, as well as the terms and conditions of their relationship with the Midas Companies, have been communicated to MARELLI. The Midas Companies do not have any agent and there is no person who may claim the status of agent from any of the Midas Companies. There are no facts based on acts or omissions of any of the Midas Companies from which a claim by any consultants can be derived.

          5.7.4 Contracts or understandings between any of the Midas Companies and their employees or managers, and which contain (or shall contain at the Closing Date) provisions that are more favorable than those required by law or by the applicable national collective bargaining agreements, will be disclosed to MARELLI in connection with the due diligence.

     5.8  Relevant Contracts and Obligations

          5.8.1 All the existing Franchise Agreements that MIDAS or the Midas Companies hold with franchisees in the Territories are valid and binding between the parties and none of them is terminable as a consequence of the present Transaction.

          5.8.2     Except for the Franchise Agreements referred to in clause
                    III.5.8.1 above, leases for Midas Shops in the normal course of business, and except for the contracts listed in Annex F (to be provided by MIDAS on or before the Closing Date), there does not exist any contract in the course of performance between any of the Midas Companies and third parties, whether oral or written, that holds any of the Midas Companies liable for an amount more than US $50,000, or which contains provisions for any indeterminate time without the right of the Midas Companies to withdraw or give the Midas Companies the right of withdrawal by means of a notice period of more than twelve (12) months (except for contracts necessary for the ordinary administration of the Midas Companies, such as telephone, water, and electricity supplies). All contracts which the Midas Companies are a party to are valid, and are being regularly and timely fulfilled by the Parties.

          5.8.3 Except as will be disclosed to MARELLI, the Midas Companies have not issued any guarantee in favor or in the interest of any third parties, including MIDAS or other Midas subsidiaries, or affiliates.

          5.8.4 The Midas Companies are not a party to contracts beyond the normal course of business.

          5.8.5 All transactions between the Midas Companies, MIDAS and/or any subsidiary or affiliated company of MIDAS shall be at arm's length.

     5.9  Litigation

          Except as will be disclosed to MARELLI, none of the Midas Companies is engaged in any arbitration, civil, criminal, administrative or fiscal proceedings, and there are no threatened proceedings of such nature which may result in liabilities or have a negative effect on the activity and use of their Assets by the Midas Companies.

     5.10 Environmental, Health and Safety Matters

          5.10.1 None of the Midas Companies is in material violation of any environmental, health and safety statute, decree, regulation, rule, order, license, permit, approval, or authorization in force from time to time (the "Environmental Rules").

          5.10.2 All necessary licenses, permits, approvals and authorizations for the performance of the activities of the Midas Companies are, or will be at Closing, in full force and effect and have not been suspended, canceled, revoked, or non-renewed for any reason whatsoever.

          5.10.3 The Midas Companies have made all modifications and investments necessary to remain in material compliance with the Environmental Rules.

          5.10.4 The Midas Companies have paid or accrued all duties, levies, taxes and fees, if any, especially those concerning waste disposal or water discharges, as well as all other duties, levies or taxes imposed on its activities, if any.

          5.10.5 The Midas Companies have satisfied their obligations, if any, to keep books and registers for dangerous substances and any other books and registers that are mandatory under the Environmental Rules.

          5.10.6 The Midas Companies have made all filings required by the Environmental Rules.

          5.10.7    There are no inspections pending by any governmental agency.

          5.10.8 The Midas Companies have not received notice and have no knowledge of any dangerous substance, waste or any other pollutant, contaminant, or chemical, as regulated by the Environmental Rules, which has been illegally disposed of or arranged for disposal at, or found at a site where there is a release or a threatened release of those substances.

     5.11 Insurance

          The Midas Companies carry the necessary insurance coverage for the performance of their activities; payment for the relative premiums have been regularly made until present and shall be made until the Closing Date. No claims of liability have been brought forward in relation to such policies which are still pending.

     5.12 Claims by Third Parties

          The signing and execution of the Agreement shall not give third parties, that have or may have relations with MIDAS or the Midas Companies, the right to demand the advance payment of accounts receivable, guarantees, to withdraw or terminate contracts or to modify existing relations with the Midas Companies.

     5.13 Miscellaneous

          5.13.1 The declarations and warranties set forth herein shall be true, accurate, complete and not misleading on the Closing Date, even if not expressly repeated. MIDAS undertakes to promptly communicate to MARELLI, on or after the Closing Date and for the entire duration of their Liability under the Agreement, any and all material circumstances - which have taken place on or before the Closing Date - that are susceptible of rendering untrue, inaccurate, or incomplete the above-mentioned declarations or warranties.

          5.13.2 No information supplied to MARELLI, nor declaration or warranty of MIDAS contained in the Agreement, and/or other documents shall contain any material untrue, inaccurate or incomplete statements or facts. MIDAS has not failed to deliver any documents, or failed to make reference to any fact or data, in such a manner as to modify in substance and/or to render deceptive or misleading, the representations, warranties, and information contained herein.

          5.13.3 MIDAS has all requisite power and authority to execute and perform the Agreement and carry out the transactions contemplated thereby, and when executed, shall constitute a valid and binding obligation of MIDAS, enforceable in accordance with its terms.

          5.13.4 There is no firm, corporation, or person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by the Agreement as a result of any agreement or understanding with MIDAS, that may claim a brokerage or other commission from MARELLI.

     6.   Representations and warranties by MARELLI

          MARELLI represents and warrants to MIDAS as follows:

     6.1 MARELLI is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Italy.

     6.2 MARELLI is not insolvent nor has been declared bankrupt, and no action or request is pending to declare MARELLI bankrupt or to make MARELLI subject to any proceeding contemplated by the bankruptcy law of the Republic of Italy.

     6.3 MARELLI has all requisite power and authority to execute and perform the Agreement and carry out the transactions contemplated thereby, when executed, shall constitute a valid and binding obligation of MARELLI enforceable in accordance with its terms.

     6.4 There is no firm, corporation, or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding or dealing with MARELLI that may claim a brokerage or other commissions from MIDAS.

     6.5 MARELLI may enter into the Agreement without the necessity of obtaining the consent, authorization, or approval from any third parties or public authorities, except as indicated in the Agreement. The drafting of the Agreement, and the carrying out of the transactions contemplated therein, shall not violate the deed of incorporation nor the by-laws of MARELLI, nor constitute a breach of any agreement or contract of which MARELLI is a party to.

     7.   Obligations of MARELLI

     7.1 MARELLI agrees that no portion of the net operating loss carryovers generated through the date of acquisition of Midas Spain, Inc, (sucursal en Espana) and Midas Italia Srl, will be used to offset the income of another person under the laws of Spain and Italy, respectively.

     7.2 MARELLI will provide annual certification to MIDAS that the net operating loss carryovers generated through the date of acquisition of Midas Spain, Inc. (sucursal en Espana) and Midas Italy, Srl, were not used to offset the income of another person under the laws of Spain and Italy, respectively. The annual certification will be required through the last year that the net operating loss carryover is available to offset the income in the respective country.

     7.3 MARELLI will cooperate with MIDAS and provide the necessary information to allow MIDAS to prepare Form 5471, Annual Return of Controlled Foreign Corporation, for the year ended including the year of the acquisition. MARELLI will provide the information in the format used in prior years and provide the information within 4 months following the closing of the Transaction.

     7.4 In the event that any amounts payable by MARELLI to MIDAS are subject to withholding or other taxes that MARELLI is required to deduct from such payments, MARELLI shall promptly deliver to MIDAS receipts of applicable governmental authorities for all such taxes withheld or paid. MARELLI shall be responsible for and shall indemnify and hold MIDAS harmless against any penalties, interest and expenses incurred by MARELLI for failure to withhold and timely remit the taxes to the appropriate taxing authority.

     8.   Indemnification by MIDAS

     8.1 Without in any way limiting any other obligation imposed upon it in accordance with the law or the terms of this Agreement, as an inducement to MARELLI to enter into this Agreement and in consideration of MARELLI's undertakings hereunder, MIDAS agrees to hold harmless and indemnify MARELLI or, at the option of MARELLI, the Midas Companies, and their respective successors (by operation of law or pursuant to an assignment permitted under the terms of this Agreement), if any, from and against any Liabilities existing on the Closing Date relating to the Midas Companies' operations which are caused by MIDAS or the Midas Companies. Notwithstanding anything contained herein to the contrary, MIDAS shall not be required to indemnify MARELLI with respect to, and MARELLI shall assume full responsibility for, any and all Liabilities that either (i) are reflected or reserved against on the books and Accounts of the Midas Companies, or (ii) were otherwise accurately disclosed or known to MARELLI at any time on or prior to the Closing Date. The Parties agree that the indemnity provided for in this clause III.8 shall be the exclusive remedy of MARELLI and/or the Midas Companies for violations by MIDAS of the representations and warranties set forth in clause
          III.5 herein, to the exclusion of any other remedy provided by law or otherwise.

     8.2  The representations and warranties of MIDAS set forth in clause
          III.5.1 (Companies), III.5.2 (Corporate Capital), III.5.5 (Taxes and Social Security), III.5.7 (Labor Relations), shall last for the period of the statute of limitations applicable to the underlying claims.

          The representations and warranties of MIDAS set forth in clause
          III.5.10 (Environmental, Health and Safety Matters) shall last for a period of seven years from the Closing Date.

          All the other representations and warranties of MIDAS set forth in clause III.5 shall last for a period of three years from the Closing Date.

          In any event, the representations and warranties by MIDAS shall continue until final adjudication of any claim or demand brought by MARELLI against MIDAS prior to the expiration of such periods.

     8.3 The liability of MIDAS under this clause shall be subject to an aggregate deductible of US $ 500,000, so that MARELLI and/or the Midas Companies shall have no indemnification rights until the liability of MIDAS under this clause has reached, in the aggregate, such amount and the obligation of MIDAS to indemnify MARELLI and/or the Midas Companies shall be limited to any sum in excess of that amount.

          In no event will the responsibility of MIDAS under this clause III.8 exceed US $ 51 million.

          The indemnity provided for in this clause III.8 shall be limited to the after-tax amount of any Liability, if and to the extent any such Liability is tax deductible for the Midas Companies or their affiliates or shareholders, and indeed reduces the amount of corporate income tax payable by the Midas Companies or their affiliates or shareholders in the year in which the Liability is incurred or in any subsequent year.

     8.4 If MARELLI is of the opinion that MIDAS is liable on the basis of the proceeding provisions, it shall address in a reasonably timely fashion its request to MIDAS, by registered letter return receipt requested, indicating the reasons and the amount, if known, of such request.

     8.5 Within thirty business days after receipt of the aforesaid registered letter, MIDAS shall notify MARELLI by means of registered letter return receipt requested, of any objection (explaining the reasons and the grounds thereof) that it might have in connection with the request submitted by MARELLI; in the event that MIDAS agrees or fails to object within the above time limit, MIDAS shall pay promptly to MARELLI the entire amount requested by the latter (with value date to be the day upon which the Liability is actually paid or accrued by MARELLI or the Midas Companies), as the case may be.

          In the event, instead, that MIDAS duly objects to MARELLI's request, the dispute shall be resolved by arbitration pursuant to section V below. The amounts due by MIDAS to MARELLI, under each arbitration procedure, shall be paid in full within five working days of the receipt of the arbitration award.

     8.6 In the event of a Liability as a consequence of the actions or claims by third parties (including administrative and tax authorities), MARELLI and/or the Midas Companies shall diligently and timely oppose the proposed claims; MIDAS shall be entitled to appoint a lawyer or consultant of its own who will join those appointed by MARELLI or the Midas Companies, it being understood that MARELLI and/or the Midas Companies will not be entitled to waive any right or settle any controversy without MIDAS's prior consent, which cannot be unreasonably withheld.

     9.   Conditions precedent

          The obligations of MARELLI as provided in this Agreement are subject to the satisfaction, on or before the Closing Date, of all of the conditions in its favor set forth in this Agreement and, in particular, in this clause III.9. MARELLI may in writing waive any or all of said conditions, in whole or in part, without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by MARELLI of any other condition or right or action under this Agreement. The conditions precedent in favor of MARELLI shall be the following and shall be fully and exactly fulfilled also on the Closing Date:

     9.1 All representations and warranties by MIDAS contained in this Agreement, or in any written statement or instrument delivered to MARELLI pursuant to this Agreement shall be true, correct and not misleading in all material respect on and as of the Closing Date as though such representations and warranties were made at and as of such date.

     9.2 MIDAS shall have in all material respects performed, satisfied, and complied with all covenants and agreements, and satisfied all conditions that it is respectively required by this Agreement to perform, comply with, or satisfy, on or before the Closing Date.

     9.3 During the period between the date hereof and the Closing Date, there shall not have been any material adverse change in the results of the operations of the Midas Companies taken as a whole, and the Midas Companies shall not have sustained any material loss or damage, whether or not insured, that affects their ability to conduct a part of their business, or results in a diminution in the value of their business, taken as a whole.

     9.4 No action or proceeding shall be pending or threatened by or before any court, administrative agency, or any other entity, seeking to restrain or prevent or declare unlawful, or seeking damages in connection with, any of the transactions contemplated by this Agreement or any aspect thereof, or the acquisition of a controlling interest in the Midas Companies.

     9.5 MAPELLI and MIDAS shall have received all approvals necessary for the completion of the transactions contemplated herein.

     9.6 The Parties hereto shall use their best efforts to satisfy all conditions precedent contained in this Agreement, and shall cooperate with each other in every way in carrying out the transactions contemplated by this Agreement, in obtaining any and all required approvals, permits, and authorizations, in filing the notifications and reports, if any, which may be required, and in executing and delivering all documents, instruments, and copies thereof necessary or useful to the other Party.

     9.7 Should the conditions precedent provided for herein not have been fulfilled (or waived by the interested Party) on or before December 31, 1998, either Party shall have the right to terminate this Agreement by notice to the other Party by registered letter, return receipt requested. Such terminations shall not give the right to either Party to claim damages, except in case of willful misconduct or gross negligence or breach of this Agreement.

IV.  MISCELLANEOUS PROVISIONS

     1. The Parties agree that clause I and clause 8.1 of section II and the terms and conditions of the License Agreement are of the essence to this Agreement.

          The Parties further agree to seek comfort from the Commission of the European Community that the provisions of this Agreement and of the License Agreement do not contravene Article 85(1) EC or would qualify for an exemption under Article 85(3) EC.

          If all or a portion of clause 1 and clause 8.1 of section II or the License Agreement is adversely affected to the detriment of MIDAS or MARELLI as the result of any action taken by any governmental, judicial, administrative or other body having jurisdiction over the transactions contemplated by this Agreement, including the Commission of the European Community, then the Parties agree to renegotiate in good faith the terms of this Agreement and the License Agreement to reflect the change in the terms of clause 1 and clause 8.1 of section II or the License Agreement.

     2.   Confidentiality

          MARELLI and MIDAS shall keep, and shall cause their officers, directors, employees and consultants to keep, secret and confidential the terms and conditions of this Agreement, provided that neither Party shall be in breach of this provision by virtue of any disclosure required by law or regulatory authorities, or made pursuant to an arbitration proceeding under clause V.2 below, or if necessary to enforce performance of this Agreement.

     3.   Right to Designate

          MARELLI may designate one or more persons to purchase the Midas Companies provided that such designation is notified in writing to MIDAS on or before the Closing Date and each designee is a majority owned subsidiary of FIAT SpA, and provided that no such designation shall relieve MARELLI from any of its obligations hereunder.

     4.   Right to Assign

          MARELLI shall have the right to assign this Agreement, in whole or in part, including any rights and claims arising thereunder, without relief of its obligations to any majority owned subsidiary of FIAT SpA, and MIDAS hereby consents to such assignment.

     5.   No Waiver

          No waiver of any right, breach or default hereunder shall be considered valid unless expressly made in writing and executed by the Party giving such waiver, and no waiver shall be deemed a waiver of a subsequent breach or default, whether or not of the same or similar nature.

     6.   Entire Agreement

          This Agreement, including Annexes and the License Agreement to be executed at the Closing, constitutes the entire agreement between the Parties with respect to the transactions contemplated by the Agreement and supersede any prior understanding, written or oral, with respect to such transactions or any other matter peripheral or ancillary thereto.

     7.   Changes in Writing

          No amendment of or supplement to the Agreement shall be valid or effective unless in writing and executed by the Parties hereto or their successors.

     8.   Headings

          The article headings contained in this Agreement are for the purpose of convenience only and do not constitute a part of the text of the Agreement.

     9.   Partial Invalidity

          In the event of invalidity, ineffectiveness, or unacceptability to any competent supervisory or regulatory authority of any non-essential provision of this Agreement, or portions thereof, the remaining portions of this Agreement shall not be affected thereby but the Parties agree to negotiate in good faith to replace such provision, or portions thereof, with other valid and effective agreements having, as far as legally permissible, substantially the same effect, having regard to the subject matter and purposes of this Agreement.

     10.  Expenses

          Each Party shall bear all costs and expenses for legal, accounting or other purposes, incurred by it in connection with the negotiation, preparation, execution of, and performance under this Agreement.

     11.  Notices

          Notices or communication required or permitted to be given hereunder shall be in writing, in English and, except as otherwise specifically provided for in this Agreement, shall be sent by telex, hand delivered letter, telecopier (confirmed by registered mail) or by registered mail, return receipt requested, addressed as follows:

          As to MIDAS:       MIDAS INTERNATIONAL CORPORATION
                             225 North MICHIGAN AVENUE
                             Chicago, Illinois 60601
                             Fax: (312)565-3994
                             Attn.: Chief Executive Officer
                             Copy to: General Counsel

          As to MARELLI:     MAGNETI MARELLI S.p.A.
                             V.le Borletti 61/63
                             20011 Corbetta (Milano) - Italia
                             Fax: (02)972.27754
                             Attn. Chief Executive Officer
                             ----
                             Copy to: General Counsel
                             -------


          The Parties shall have the right to amend, by written communication pursuant hereto, the above respective addresses. All notices shall be deemed received when actually received at the above addresses.


V.   APPLICABLE LAW AND ARBITRATION
     ------------------------------


     1.   Applicable law
          --------------

          This Agreement shall be governed by, and construed and enforced in accordance with Swiss law.

     2.   Arbitration
          -----------

          The Parties shall use their best good faith efforts to settle in an amicable way any dispute that might arise between or among them in connection with this Agreement or the carrying out of the transactions contemplated herein. Should any Party consider it not possible to reach an amicable settlement, then the dispute shall be settled by arbitration in Geneva under the UNCITRAL Arbitration Rules by a panel of three arbitrators, one to be appointed by each of MIDAS and MARELLI, and the other to be appointed by agreement between MIDAS and MARELLI, or, failing such agreement, in accordance with the UNCITRAL Rules. The Appointing Authority shall be the President (for the time being) of the Tribunal of Geneva. The language of the arbitration shall be English.

          The arbitration award shall be final and binding between the Parties.

          MARELLI and/or the Midas Companies may involve MIDAS in any law suit brought by a third party against any of the Midas Companies in order to enforce MIDAS indemnification provided for in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers or representatives thereunto duly authorized, all in the place and as of the date first above written.



FOR MIDAS INTERNATIONAL CORPORATION              FOR MAGNETI MARELLI S.p.A.

By: /s/ Wendel H. Province                           /s/ By: Domenico Bordone
    ......................                           ........................
    WENDEL H. PROVINCE                               DOMENICO BORDONE
    CHAIRMAN AND                                     PRESIDENT AND
    CHIEF EXECUTIVE OFFICER                          CHIEF EXECUTIVE OFFICER

                                                                         Annex A
                                                                         -------


 Midas Companies                                     Price (000-US$)
                                                     -----
 Midas Spain, Inc. (US) - Spain                             500

 Midas Italy, Inc. (US) - Owns 90% of Midas Italia          630

 Midas Euro, Inc. (US) - Owns 10% of Midas Italia            70

 Midas Europe, SAM (Monaco)                                 200

 Midas Silenciador, SA - Spain                           14,000

 Midas Autoservice GmbH - Austria                         4,300

 Midas Schweiz AG - Switzerland                             500

 Midas France, SA - France                               54,000

 Midas SA - Belgium                                       5,800

 Carex Uitlaacenter NV - Belgium                          4,000

----------------------------------------------------------------------

 Total Purchase Price                                    84,000


                                                                         Annex B
                                                                         -------

                                  Midas, Inc.
                      Balance Sheets as of July 31, 1998
         U.S. Dollars Based on Exchange Rates as of Balance Sheet Date

                                                                  European Operations
                                            ----------------------------------------------------------------   European     Total
                                            French     Belgium    Spanish    Italian     Austrian     Swiss       HQ       Europe
                                            --------------------------------------------------------------------------------------
Assets:
   Cash                                     $ 6,076    $  793     $ 1,409    $  458       $  338        $176     $   -     $ 9,250
   Receivables                               15,739     1,869       2,323       119           56           7       557      20,670
   Inventory                                  6,788     2,600       1,777       107          452         144         -      11,868
   Other Current assets                       2,8O6       175         209        13           24          40        11       3,278
                                            --------------------------------------------------------------------------------------
    Total Current assets                     31,409     5,437       5,718       697          870         367       568      45,066
   Investments in joint venture                   -         -           -         -          360           -         -         360
   Fixed assets                              14,413     4,182       4,440       403          658          73       120      24,289
   Intangibles                                8,275        75         224         4           61           -         6       8,645
   Other assets                               3,707       100         724        84            -           -        15       4,630
                                            --------------------------------------------------------------------------------------
    Total assets                             57,804     9,794      11,106     1,188        1,949         440       709      82,990
                                            --------------------------------------------------------------------------------------
Liabilities:
   Accounts payable                          17,595     1,651       2,342       215          192          39        68      22,102
   Income taxes payable                       1,115         -         (12)      (10)           -           -         -       1,093
   Accrued wages payable                      2,391     1,221         163       245          132           5       253       4,410
   Accrued taxes other than income taxes      3,385       219         187        39           49           7       179       4,065
   Accrued interest                             698         -           -         -            -           -         -         698
   Accrued expenses                             435       542         145       283          165          21       410       2,001
                                            --------------------------------------------------------------------------------------
    Total Liabilities                        25,619     3,633       2,825       772          538          72       910      34,369
                                            --------------------------------------------------------------------------------------
                                            --------------------------------------------------------------------------------------
   Net Invested Capital (1)                 $32,185    $6,161     $ 8,281    $  416       $1,411        $368     $(201)    $48,621
                                            ======================================================================================

(1) As defined per agreement. All intercompany and third party debt has been eliminated.

                                                                         Annex C
                                                                         -------

                               LICENSE AGREEMENT
                               -----------------

          Midas International Corporation ("Midas") for, and in consideration of, the promises and covenants herein contained, hereby grants to Magneti Marelli, S.p.A ("Licensee") the exclusive right, license and privilege (the "License") to use and authorize others to use the Midas System and the Licensed Marks (both as defined in Exhibit A, and collectively referred to as the "Intellectual Property") in the Territory solely in connection with the performance of services in the automotive aftermarket repair and service industry.

     Territory: The License is limited to those countries and territories listed on Exhibit A (the "Territory"). Licensee agrees that it will not make, or authorize, any use, direct or indirect, of the Intellectual Property in any other area.

     Term: The term of this License as it applies to the Licensed Marks shall be for a period of thirty (30) years beginning on the date indicated immediately above the signatures to this License, with an option by Licensee to extend such License for additional thirty (30) year periods on the same terms and conditions. The term of this License as it applies to the Midas System shall be fifteen (15) years from the date hereof. Thereafter, MARELLI's (including its successors and assigns, if any) use of the Midas System will be on a non-exclusive basis.

     Fee and Royalty: Licensee is paying Midas at the signing of this Agreement a License Fee of Sixteen Million Dollars (US$16,000,000). In addition, Licensee shall pay Midas a monthly royalty based upon the total Gross Revenue (as defined in Exhibit A) of all retail shops using the Intellectual Property in the Territory pursuant to the Royalty Schedule (as defined in Exhibit A).

     Payment: Royalty payments for each month shall be made in U.S. currency and shall be received by Midas by the 20th day of the following month, accompanied by a statement certified to be accurate by Licensee showing the Gross Revenues for the preceding month. Midas shall have the right upon reasonable notice, to examine and copy Licensee's books of account and records insofar as they relate to the Gross Revenues reported to Midas.

     Exclusive Property of Midas: Licensee acknowledges that the Intellectual Property belongs exclusively to Midas and that upon expiration or termination of this License, Licensee shall cease all use of the Intellectual Property promptly and will not use the same thereafter. Licensee agrees not to misuse or harm or bring into public disrepute the Intellectual Property. Licensee agrees to cooperate fully and in good faith with Midas for the purpose of securing and preserving Midas' rights in and to the Intellectual Property.

     Notices: All notices, requests, approvals, disapprovals, consents and statements and all payments made hereunder shall be given or made at the respective addresses of Midas and Licensee set forth on Exhibit A unless notification of a change of address is given in writing.

     No Assignment: This Agreement and any rights granted herein shall not be assigned by Licensee without written consent of Midas, except that no consent will be required if the assignment is to a majority owned subsidiary company.

     Governing Law and Forum: This Agreement, including all matters relating to the validity, construction, performance and enforcement thereof shall be governed by United States law. The only proper forums for the resolution of disputes arising under this Agreement shall be Chicago, Illinois, USA and_____________.

     This Agreement is entered into as of _______________, 1998.

     Midas International Corporation      Magneti Marelli S.p.A.

     By:_____________________________     By:______________________________
         Wendel H. Province                   Domenico Bordone
         Chairman and Chief Executive         President and Chief Executive
         Officer                              Officer

     Witness:________________________     Witness:_________________________

                                   EXHIBIT A
                                   --------

     Midas System means Midas' unique system for the establishment, management and operation of automotive specialty shops known as "Midas Shops", which engage in the sale and installation of products and services in the automotive aftemarket repair and service industry. The Midas System includes proprietary know-how relating to site selection, shop construction and layout, equipment selection and installation, purchasing and inventory control methods, accounting methods, merchandising, advertising, sales, and promotional techniques, installation techniques, personnel training, and other matters relating to the efficient and successful operation of said Midas Shops and the maintenance of high standards of quality.

     Licensed Marks means all presently registered trademarks and service marks, together with any trademarks or service marks which may be registered by Midas in the future, in the Territory.

     Territory shall mean the countries of Italy, Spain, Brazil, Portugal, Austria, Poland, Switzerland, France, Belgium, and Monaco.

     Gross Revenue means the total retail sales derived from the operation of a shop(s) using the Intellectual Property, whether the sales are for cash or credit, and irrespective of collection, including sales of both merchandise and services, less any bona fide consumer refunds, rebates and discounts.

     Royalty Schedule means 2.5% of Gross Revenue for the first 6 years beginning on the date of signing of this agreement; 2% of Gross Revenue for the following 4 years; and 1.25% of Gross Revenue for the remainder of the term.

     Addresses of the Parties:
     -------------------------
          As to Midas:        MIDAS INTERNATIONAL CORPORATION
                              225 North Michigan Avenue
                              Chicago, Illinois 60601
                              Fax: (312)565-3994

          As to Licensee:     MAGNETI MARELLI S.p.A.
                              Viale Aldo Borletti 61/63
                              20011 Corbetta (Milano) -- Italia
                              Fax: (02)972.27754
                              Attn: Chief Executive Officer
                              Copy to: General Counsel

                                                                         Annex D
                                                                         -------
                                    EUROPE

                              EUROPEAN COUNTRIES
                              ------------------

 1.       Albania
 2.       Austria
 3.       Belarus
 4.       Belgium
 5.       Bosnia and Herzegovina
 6.       Bulgaria
 7.       Croatia
 8.       Czech Republic
 9.       Denmark
10.       Estonia
11.       Finland
12.       France
13.       F.Y.R.O. Macedonia
14.       Germany
15.       Great Britain
16.       Greece
17.       Hungary
18.       Iceland
19.       Ireland
20.       Italy
21.       Latvia
22.       Lithuania
23.       Moldova
24.       Netherlands
25.       Norway
26.       Poland
27.       Portugal
28.       Romania
29.       Russia
30.       Slovakia
31.       Slovenia
32.       Spain
33.       Sweden
34.       Switzerland
3S.       Ukraine
36.       Yugoslavia

                                                                         Annex D
                                                                          ------

                                 SOUTH AMERICA

                           SOUTH AMERICAN COUNTRIES
                           ------------------------

 1.       Argentina
 2.       Bolivia
 3.       Brasil
 4.       Chile
 5.       Colombia
 6.       Ecuador
 7.       French Guiana
 8.       Guyana
 9.       Paraguay
10.       Peru
11.       Suriname
12.       Uruguay
13.       Venezuela

                                                                         Annex D
                                                                         -------


                                     ASIA

                                ASIAN COUNTRIES
                                ---------------

1.        China
2.        India
3.        Turkey

                                                                         Annex E

                                   EMPLOYEES
                                   ---------

                                AS OF 8/31/1998
                                ---------------

                     Salaried  Hourly  Part-Time  TOTAL
                     --------  ------  ---------  -----
FRANCE                 125       580      13        718

BELGIUM                 94        98       1        193

AUSTRIAN                 6        34       0         40

SWISS                    0         7       0          7

SPAIN                   38       160       0        198

ITALY                    9        11       0         20

EUROP.HEAD.             11         0       0         11
                       ---       ---      --      -----

TOTAL                  283       890      14      1,187

                                                                         Annex F


                              MATERIAL CONTRACTS
                              ------------------